UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 19, 2005

Oshkosh Truck Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)

(920) 235-9151
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into Material Agreement.

        On September 19, 2005, the Human Resources Committee (the “HRC”) of the Board of Directors of Oshkosh Truck Corporation (the “Company”) approved a revised form of stock option agreement under the Company’s 2004 Incentive Stock and Awards Plan (the “Plan”). The revised form is the same as the form of stock option award agreement that the Committee previously approved and included as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2004, except that an optionee will be entitled to exercise an option for three years after “Retirement” (as defined in the Plan) rather than one year. The HRC also approved awards of stock options to certain executive officers of the Company under the Plan for which such revised form of stock option agreement will serve as the award agreement.

        In addition, on that date, the HRC approved annual incentive awards for fiscal year 2006 for the Company’s executive officers pursuant to the Company’s 2004 Incentive Stock and Awards Plan. The executive officers may earn cash bonuses on the basis of the Company’s performance in fiscal 2006 relative to benchmarks for earnings per share, return on invested capital and, for certain officers, operating income of the Company’s business units. The maximum annual cash bonus that may be earned in fiscal 2006 is 200% of base salary for the chief executive officer, 120% of base salary for the chief financial officer and 100% of base salary for all other executive officers.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH TRUCK CORPORATION
Date: September 23, 2005	By: /s/ Bryan J. Blankfield
Bryan J. Blankfield
Executive Vice President, General Counsel and Secretary